EXHIBIT 10.5

June 15, 2023

Brendan O’Malley

Re: Retention Bonus

Dear Brendan,

We consider your continued service and dedication to Abeona Therapeutics Inc. (“Abeona” or the “Company”) essential to our business and future success. To incentivize you to remain employed with Abeona, we are pleased to inform you of Abeona’s retention bonus, as described herein.

In recognition of your continued service with Abeona, we are offering you a retention bonus in the total gross amount of $450,000, less all applicable withholdings and deductions (the “Retention Bonus”), payable in three annual payments (each a “Payment,” and separately the “First Payment,” “Second Payment,” and “Third Payment”). Each Payment is subject to a “Retention Period” beginning on the date of that Payment, through and until the date that is one year from that date. By way of example, if the First Payment is made on June 30, 2023, the First Payment Retention Period would expire at the end of the workday on June 30, 2024. The Retention Bonus is in addition to the compensation already provided to you in your role for the Company.

You will be eligible to receive this Retention Bonus if all the following eligibility criteria are satisfied and the Company determines in its sole discretion that the financial performance of the Company permits each Payment:

1.	You remain a full-time, active employee of Abeona through the end of the Retention Period.
2.	Your performance has been satisfactory and meets expectations, as determined in Abeona’s sole discretion, from the date of this letter through the end of the Retention Period.
3.	You do not receive a disciplinary action, such as a written warning, during the Retention Period.
4.	You are actively and continuously employed by Abeona through each of the bonus payments dates described herein, including the last day of the Retention Period.
5.	You have not given notice of your intent to resign from employment on or before the last day of the Retention Period.
6.	Abeona Therapeutics has not given you notice of its intent to terminate your employment on or before the last day of the Retention Period.

For the avoidance of doubt, the Retention Bonus payment is within the sole discretion of Abeona based on a variety of factors, including, but not limited to, overall financial performance of the Company. There will be no pro-rata apportionment of the bonus and you must meet all of the eligibility criteria to be considered for this discretionary bonus. For the sake of clarity, an approved leave of absence in compliance with Abeona’s Time Off policy during the Retention Period will be treated as active and continuous employment for the purpose of the bonus eligibility criteria.

6555 Carnegie Avenue, Suite 400, Cleveland, oh 44103

AbeonaTherapeutics.com

If you remain eligible to receive the Retention Bonus pursuant to the requirements above, and the Company in its discretion determines to pay you a Retention Bonus, it will be paid in three lump sum cash Payments (with each Payment subject to the Company’s discretion):

●	The First Payment will be in the gross amount of $150,000, less applicable withholdings, payable on the Effective Date of the Agreement.

●	The Second Payment will be in the gross amount of $150,000, less applicable withholdings, payable on the date of the first anniversary of the Effective Date of the Agreement.

●	The Third Payment will be in the gross amount of $150,000, less applicable withholdings, payable on the date of the second anniversary of the Effective Date of the Agreement.

In the event that there is a change in ownership or control of the Company effected through any of the following transactions:

(A) a merger, consolidation or other reorganization approved by the Company’s stockholders, unless securities representing at least fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction,

(B) a sale, transfer or other disposition of all or substantially all of the Company’s assets, or

(C) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 (“1934 Act”) (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly (whether as a result of a single acquisition or by reasons of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders.

6555 Carnegie Avenue, Suite 400, Cleveland, oh 44103

AbeonaTherapeutics.com

(D) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period (“Incumbent Directors”) or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time the Board approved such election or nomination; provided that any individual who becomes a Board member subsequent to the beginning of such period and whose election or nomination was approved by two-thirds of the Board members then comprising the Incumbent Directors will be considered an Incumbent Director.

(Each of A through D shall collectively be defined as a “Triggering Event”), then any outstanding Retention Bonus payments shall immediately become due to you upon the closing of the Triggering Event (the “Accelerated Bonus Payment”), provided that such Triggering Event constitutes a change in ownership or control event within the meaning of Treasury Regulations Section 1.409A-3(i)(5)(v) or (vii). The Accelerated Bonus Payment shall be made in a single lump sum to you at or within ten days after the closing date of the Triggering Event.

The Retention Bonus described herein does not alter the at-will nature of your employment. Your employment remains at-will, meaning that you and Abeona may terminate the employment relationship at any time, with or without cause, and with or without notice, subject to the terms and conditions contained within your employment agreement, if any.

In the event that (1) you are terminated for Cause (as defined below) or (2) voluntarily resign and/or leave your employment with Abeona prior to the end of the Retention Period, you are required to pay Abeona an amount equal to the total amount of the Payment paid to you at the beginning of the then-current Retention Period, prior to your separation of employment. By way of example, if the Second Payment is made to you on June 30, 2024, and you are terminated for Cause or voluntarily resign before the end of the workday on June 30, 2025, you will be required to pay back the Second Payment; whereas, if you are terminated for Cause or voluntarily resign after the end of the workday on June 30, 2025, you will not be required to return the Second Payment. Under the scenarios in the preceding sentence, you would not be required to pay back the First Payment in either case.

For the purpose of this Retention Bonus only, “Cause” shall mean: (A) your substantial failure to perform your duties and job responsibilities (other than any such failure resulting from incapacity due to physical or mental disability) that continues for fifteen (15) calendar days after written notice from the Company; (B) your failure to comply with any valid and legal directive of the CEO or the Board (as applicable) that continues for fifteen (15) calendar days after written notice from the Company; (C) your engagement in dishonesty, illegal conduct, or misconduct (or the discovery of your having engaged in such conduct in the past), which, in each case, materially harms or is reasonably likely to materially harm, reputationally, financially or otherwise, the Company or its subsidiaries; (D) your engagement in embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company; (E) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; (F) your willful violation of a material policy of the Company; (G) your willful or grossly negligent unauthorized disclosure of Confidential Information as defined in your Employee Confidentiality, Non-Competition, and Proprietary Information Agreement; (H) your material breach of any material obligation under any written agreement between you and the Company that continues for fifteen (15) calendar days after written notice from the Company (if such breach is reasonably curable); (I) any willful material failure by you to comply with the Company’s written policies or written rules, as they may be in effect from time to time; (J) you perform your duties for the Company under the influence of illegal drugs or substantial intoxication; or (K) you fail, in the Company’s sole judgment, to perform your duties and responsibilities in a satisfactory manner.

6555 Carnegie Avenue, Suite 400, Cleveland, oh 44103

AbeonaTherapeutics.com

This Retention Bonus shall not renew automatically or extend beyond the Third Payment Retention Period unless set forth otherwise in a written instrument signed by a duly authorized officer of Abeona.

This Retention Bonus is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A, including, but not limited to, a scenario where there is a change of control within the meaning of the regulations under Section 409A.

In the event of a change in ownership or control of the Company under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Compensation”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the total such Compensation under this Agreement or other agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations under this Section shall be made as follows:

(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Compensation under this Agreement and other agreements without causing any Compensation under this Agreement or other agreements to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) Compensation under this Agreement and other agreements shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where more than one payment of Compensation has the same value for this purpose and they are payable at different times, they will be reduced in reverse order as to when paid, with the furthest out reduced first, provided no violation of Section 409A Code would result. If a violation of Section 409A of the Code would result, then such Compensation shall be reduced on a pro-rata basis.

(iii) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by you immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and you within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and you. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

6555 Carnegie Avenue, Suite 400, Cleveland, oh 44103

AbeonaTherapeutics.com

In the event there is a provision regarding the impact of Section 280G on Compensation, within the meaning above, in any other agreement between the Company and you, to the extent there is a conflict with the provisions regarding 280G in this Agreement, the provisions in this Agreement shall control and supersede such other provision, provided there is not a violation of Section 409A of the Code.

This letter contains all of the understandings and representations between Abeona and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus. This letter shall not supersede any other agreements between Abeona and you, including, without limitation, your offer letter, employment agreement, and any non-compete and/or confidentiality agreement between you and Abeona, which shall remain in full force and effect. This letter may not be amended or modified unless in a writing signed by both the VP, Human Resources of Abeona and you.

By signing this letter, you acknowledge that you have read it in its entirety, understand all of its terms and conditions, that you have had the opportunity to consult with counsel, that you are entering this Agreement knowingly and voluntarily, and that you agree to abide by all of the terms and conditions set forth herein.

This letter and all related documents are governed by, and construed in accordance with, the laws of Ohio without regard to conflicts-of-law principles.

If you agree to these terms, please sign and date this letter and return the signed copy to Alison Hardgrove, VP, Human Resources June 20, 2023. We look forward to your continued employment with us and sincerely appreciate your commitment to Abeona’s future success.

Best Regards,	Agreed to and accepted:

Vishwas Seshadri	Employee Signature
Chief Executive Officer	Date

6555 Carnegie Avenue, Suite 400, Cleveland, oh 44103

AbeonaTherapeutics.com